Exhibit 99.1
BridgeBio Reports Third Quarter 2026
Financial Results and Corporate Updates
- $353.2 million in total third quarter revenues, primarily comprised of $253.2 million of U.S. Attruby net product revenue (up approximately $31 million sequentially and $145 million year over year). Loss from operations was $11.6 million, driven by increased revenue and a one-time $75.0 million BEYONTTRA sales milestone from Bayer. Cash, cash equivalents and marketable securities were $1.5 billion as of September 30, 2026, fully funding all three launches and expansion indications

- Attruby growth was again led by the treatment-naïve segment, with both the number of newly diagnosed patients starting treatment and Attruby's share of those starts increasing

- Real-world evidence continues to differentiate acoramidis from tafamidis on outcomes that matter to patients, physicians, and payers: (i) an independent Epic COSMOS analysis of 2,684 patients found an 18% lower risk of death, hospitalization, new atrial fibrillation or diuretic escalation (p<0.01) with a 25% lower risk of hospitalization with acoramidis (p<0.001); (ii) the first peer-reviewed real-world comparison of TTR stabilizers found 34% less clinical worsening with acoramidis (p=0.046)

- Cardiac MRI from ATTRibute-CM and its extension showed evidence of potential reversal of structural damage and functional decline through 42 months for patients on acoramidis, with up to half of completers achieving clinically meaningful improvement in heart function. The first participant was dosed in ASCEND-ATTR, the Phase 3b/4 study to prospectively test disease reversal with Attruby

- BBP-418 for LGMD2I/R9 has a November 27, 2026 PDUFA date, with Priority Review. Launch preparation is well advanced, with 70% of patients concentrated at MDA Care Centers, over 70% of which the field team has reached with a 90% target by PDUFA. Based on interactions with EU national health authorities, the Company intends to submit an MAA to the EMA in the first half of 2028

- Oral infigratinib for achondroplasia has a February 4, 2027 PDUFA date, with Priority Review. The MAA is now under EMA review with potential EU approval in the second half of 2027. Launch preparation is well advanced, with the U.S. field team fully staffed. In hypochondroplasia, the Phase 2/3 ACCEL study is expanding to higher doses to find the optimal dose, supported by safety data from PROPEL 3 and PROPEL OLE

- Encaleret for ADH1 has a May 8, 2027 PDUFA date, with Priority Review, and the MAA is under EMA review with potential EU approval in the second half of 2027. Launch preparation is well advanced, with >600 genetically confirmed patients identified, up from approximately 500 last quarter, and the U.S. field team is fully deployed

- The first participant was dosed in RECLAIM-HP, the Phase 3 study for encaleret in chronic hypoparathyroidism. Topline data are expected in early 2028, representing a potential second indication in an estimated population of 200,000 patients in the U.S. and EU

PALO ALTO, Calif., October 29, 2026 -- BridgeBio Pharma, Inc. (Nasdaq: BBIO) (“BridgeBio” or the “Company”), a commercial-stage, multi-product biopharmaceutical company focused on developing medicines for genetic conditions, announced today its financial results for the third quarter ended September 30, 2026, and provided an update on Attruby’s commercial progress.

Pipeline Overview:

Program	Status	Next expected milestone
Acoramidis for ATTR-CM	Approved in U.S., EU, Japan, Switzerland, Brazil, U.K., and Australia	New data to be shared at AHA 2026
BBP-418 for LGMD2I/R9	PDUFA date set for November 27, 2026, with Priority Review	U.S. launch upon FDA approval
Oral infigratinib for achondroplasia	PDUFA date set for February 4, 2027, with Priority Review; MAA submitted to EMA	U.S. launch upon FDA approval
Encaleret for ADH1	PDUFA date set for May 8, 2027, with Priority Review; MAA submitted to EMA	U.S. launch upon FDA approval
Encaleret for chronic hypoparathyroidism	First participant dosed in RECLAIM-HP, registrational Phase 3 study	Topline data anticipated early 2028
Oral infigratinib for hypochondroplasia	Enrolling additional dose cohorts for Phase 2 study	Initiation of dosing in additional dose cohorts
Depleter (BBP-717) for ATTR-CM	Development candidate nomination	Submit IND to the FDA in 2027

“I’m heartened by how consistently the evidence for acoramidis keeps pointing in the same direction,” said Neil Kumar, Chief Executive Officer of BridgeBio. “This quarter we added two more large real-world comparisons to a growing body of data showing acoramidis outperforming tafamidis on the outcomes that matter most to patients: survival and hospitalizations. This is exactly what you would expect from the only near-complete stabilizer on the market, and it is deeply gratifying to see it borne out in the real world. This is also a particularly special moment for the company. Three PDUFA dates fall within the next seven months, each with the potential to be a first for communities that have waited far too long: BBP-418 for LGMD2I/R9, where no approved therapy exists; infigratinib as the first oral option for achondroplasia; and encaleret for ADH1, which has never had a therapy of its own.”

Commercial Updates:
The third quarter total revenues, net totaled $353.2 million, comprised of $253.2 million of U.S. Attruby net product revenue, $0.1 million of Rest of World Attruby net product revenue, $20.5 million from royalty revenue, and $79.3 million in license and services revenue.

“Attruby delivered another quarter of sequential growth, driven by continued gains in first-line share, and the real-world evidence emerging across independent datasets continues to reinforce its position as the stabilizer of choice,” said Matt Outten, Chief Commercial Officer of BridgeBio. “This is a pivotal moment for BridgeBio as we stand weeks away from the potential approval of BBP-418, the first and only treatment for LGMD2I/R9, followed by infigratinib in February and encaleret in May. Our field teams for all three programs are hired and ready to serve these communities from day one.”

Pipeline Updates:
Attruby (acoramidis) – First and only near-complete (≥90%) transthyretin (TTR) stabilizer for treatment of transthyretin amyloid cardiomyopathy (ATTR-CM):
•Acoramidis significantly reduced the risk of early clinical worsening versus tafamidis in the first peer-reviewed, contemporary real-world comparative effectiveness study of TTR stabilizers, published in Cardiology and Therapy1 using U.S. claims data, with a statistically and clinically significant 34% reduction in composite clinical worsening (HR 0.66; p=0.046) and a 43% reduction in diuretic intensification (HR 0.57; p=0.021). Separation in clinical outcomes emerged within weeks of treatment initiation and increased over time.
•BridgeBio presented2 an independent, real-world, propensity score-matched analysis of 2,684 individuals with ATTR-CM from a contemporary population in the Epic COSMOS U.S. electronic health record database at the Heart Failure Society of America Annual Scientific Meeting 2026. Compared with tafamidis, acoramidis was associated with an 18% lower risk of a composite of death, all-cause hospitalization, new-onset atrial fibrillation, and diuretic intensification (HR 0.82; p<0.01), as well as a 27% lower risk of cardiovascular hospitalization, a 27% lower risk of heart failure hospitalization and a 25% lower risk of all-cause hospitalization (all p<0.001).
•These comparative effectiveness findings continue to build on consistent results from several other analyses, including the independent TriNetX propensity score-matched analysis published in JSCAI, the ReplicATTR trial-emulation study, and the anchored matching-adjusted indirect comparison presented at ESC-HF 2026.
•New data at the European Society of Cardiology Congress 2026 provided evidence of a potential reversal of cardiac structural disease progression in ATTR-CM, with serial CMR imaging from ATTRibute-CM and its open-label extension showing clinically meaningful improvement in left ventricular systolic function in 54% of acoramidis-treated participants versus 20% of placebo-treated participants at Month 30 and in 53% of continuous-acoramidis participants at Month 42 in a completer analysis. Participants treated with acoramidis also gained an unprecedented 65 additional days alive and out of the hospital by Month 36. Month 54 data across variant ATTR-CM subgroups, published simultaneously in the European Journal of Heart Failure3, showed a more than two-fold mortality difference favoring continuous acoramidis within the p.Val142Ile subgroup.
•Building on the ESC data, BridgeBio dosed the first participant in ASCEND-ATTR. This Phase 3b/4 study is designed to determine whether acoramidis is associated with sustained improvement in cardiac structure, function, and amyloid burden, as measured by cardiac MRI and echocardiography over 36 months.
•Additional data on the benefit of acoramidis for individuals with ATTR-CM will be shared at the upcoming American Heart Association (AHA) 2026 Scientific Sessions.

BBP-418 – Glycosylation substrate for limb-girdle muscular dystrophy type 2I/R9 (LGMD2I/R9):
•BridgeBio believes BBP-418 is positioned to become the first and only approved therapy for individuals living with LGMD2I/R9, addressing a significant unmet need in this disease and potentially representing the first approval of a therapy for any form of LGMD.
•On May 27, 2026, the FDA accepted the Company’s New Drug Application (NDA) for BBP-418 and granted Priority Review, assigning a Prescription Drug User Fee Act (PDUFA) target action date of November 27, 2026. No advisory committee meeting is currently planned.
1 https://link.springer.com/article/10.1007/s40119-026-00476-2
2 https://investor.bridgebio.com/news/news-details/2026/Acoramidis-Associated-with-Significantly-Improved-Clinical-Outcomes-Versus-Tafamidis-in-ATTR-CM-in-an-Independent-Real-World-Study-of-U-S--Electronic-Health-Records/default.aspx
3 https://academic.oup.com/eurjhf/advance-article/doi/10.1093/ejhf/xuag258/8770437

•BridgeBio presented4 new exploratory cardiac data from the Phase 3 FORTIFY trial of BBP-418 in LGMD2I/R9 at the World Muscle Society (WMS) Congress 2026. Cardiac involvement is an important driver of morbidity and mortality in LGMD2I/R9 and an area of significant unmet need. At Month 12, 100% of BBP-418-treated participants with baseline elevated high-sensitivity troponin I, a blood marker of heart muscle injury, returned to the normal range, compared with 40% on placebo (p=0.0248). In addition, 54% of BBP-418-treated participants had stable or improved heart pumping function (LVEF), compared with 25% on placebo (p=0.0262). These results demonstrate potential to ameliorate cardiac dysfunction by targeting the disease at its source with BBP-418 treatment.
•Additionally, a poster shared5 at the WMS Congress 2026 showed that BBP-418 increased mean glycosylated αDG above asymptomatic carrier levels by Month 12, suggesting it can restore glycosylated αDG to unaffected levels. Together with functional improvement from baseline rather than stabilization, this pattern of biomarker normalization is consistent with the potential for BBP-418 to be a disease-modifying therapy.
•About one month from the PDUFA date, the Company has identified more than 500 unique patients with LGMD2I/R9 in the U.S. through claims, genetic testing, and account profiling. About 70% of individuals living with LGMD2I/R9 receive care through the Muscular Dystrophy Association (MDA) Care Center Network. Since entering the field in August 2026, the Company’s Neuromuscular Account Managers have reached more than 70% of MDA centers and are expected to reach at least 90% of these centers by the PDUFA date.
•After multiple positive, highly collaborative interactions with national health authorities in the European Union (EU), the Company intends to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in the first half of 2028. The MAA will be based on the final analysis of the Phase 3 FORTIFY study at Month 36, with topline results expected late 2027/early 2028. Europe has the highest prevalence of LGMD2I/R9 globally, with more than 4,000 patients, due to a founder mutation most often found in people of Northern European ancestry.
•To raise disease awareness and increase genetic testing, BridgeBio launched Type Hype, a patient-facing campaign that encourages people with suspected LGMD to ask their doctor about genetic testing. The Company also took part in a Lifetime feature, along with Kelly Brazzo, CEO and Founder of CureLGMD2i Foundation, on The Balancing Act for LGMD Awareness Day.
•The Company intends to initiate clinical studies of BBP-418 in LGMD2I/R9 for individuals who are less than 12 years of age in the first half of 2027, and in LGMD2M/R13 and LGMD2U/R20 in the near future.

Oral infigratinib – FGFR3 inhibitor for achondroplasia and hypochondroplasia:
•BridgeBio believes oral infigratinib is positioned to become the first approved oral therapy and a potential best-in-class option for children living with achondroplasia and hypochondroplasia.
•The FDA accepted the Company’s NDA for oral infigratinib and granted Priority Review, assigning a PDUFA target action date of February 4, 2027. Oral infigratinib has received Breakthrough Therapy, Fast Track, and Rare Pediatric Disease Designations from the FDA, and Orphan Drug Designation from both the FDA and the EMA. Oral infigratinib is the only therapeutic option in development for achondroplasia to hold Breakthrough Therapy Designation.
•The Company submitted an MAA to the EMA for oral infigratinib in achondroplasia, which is now under review, with potential EU approval in the second half of 2027.
4 https://investor.bridgebio.com/news/news-details/2026/BBP-418-Demonstrates-Potential-to-Be-Disease-Modifying-Therapy-Restoring-Cardiac-and-Disease-Markers-to-Unaffected-Levels/default.aspx
5 https://s205.q4cdn.com/224494602/files/doc_presentations/2026/Oct/02/BBIO-BBP-418-WMS-2026-aDG-in-FKRPCarriers-of-LGMD2I-R9.pdf

•BridgeBio presented6 new exploratory data from the Phase 3 PROPEL 3 trial at the Annual European Society for Paediatric Endocrinology (ESPE) Meeting 2026, showing favorable trends in health outcomes beyond height for children living with achondroplasia. Over 52 weeks, children treated with oral infigratinib had a 38% lower rate of ear infections (otitis media) than placebo, and sleep apnea measures stayed stable compared with a 49% increase on placebo. Longer-term PROPEL program data showed sustained gains in growth and body proportionality through three years of treatment, with no new safety signals.
•Additionally, BridgeBio shared7 a poster at the ASBMR 2026 Annual Meeting, featuring data showing a lack of peripheral FGFR1 inhibition at clinically relevant infigratinib exposures, supporting the safety profile observed in children with achondroplasia in the PROPEL clinical program.
•BridgeBio fully staffed its U.S. field team for oral infigratinib. The team brings deep experience across growth disorders, including achondroplasia, rare genetic conditions, and competitive launches.
•The Company is actively enrolling participants for its achondroplasia program from birth to under 3 years of age.
•In hypochondroplasia, the Phase 2/3 ACCEL study is expanding to higher doses to find the optimal dose, supported by safety data from PROPEL 3 and PROPEL OLE.

Encaleret – Calcium-sensing receptor (CaSR) antagonist for autosomal dominant hypocalcemia type 1 (ADH1) and chronic hypoparathyroidism:
•BridgeBio believes encaleret is positioned to become the first approved therapy specifically indicated for individuals living with ADH1, in both the U.S. and EU.
•The FDA accepted the Company’s NDA for encaleret and granted Priority Review, assigning a PDUFA target action date of May 8, 2027. No advisory committee meeting is currently planned.
•BridgeBio submitted an MAA to the EMA for the use of encaleret in ADH1, which is now under review, with potential EU approval in the second half of 2027.
•New Phase 3 CALIBRATE data presented at the American Society of Nephrology Kidney Week 2026 showed8 that encaleret was associated with a significant increase in kidney function (eGFR) at Week 24 compared with conventional therapy (+11 vs. +3 mL/min/1.73m²; p<0.05), suggesting that encaleret may preserve or improve kidney function in an ADH1 patient population that is at risk of kidney complications when managed with conventional therapy.
•Additionally, at the American Society for Bone and Mineral Research (ASBMR) 2026 Annual Meeting, new Phase 3 CALIBRATE data showed9 encaleret increased bone turnover, based on its action to recover the body’s own PTH production, and 100% of encaleret participants reported improvement in at least one ADH1 symptom (vs. 46% on standard of care).
•The U.S. field team dedicated to encaleret has been trained and deployed, and continues to expand diagnosis through disease state education and no-cost genetic testing. There are now >600 genetically confirmed patients identified, up from approximately 500 last quarter.
•CALIBRATE-PEDS, the registrational Phase 2/3 study of encaleret in pediatric ADH1, is ongoing and has completed enrollment in the first of four cohorts (adolescents 12 to 17 years of age).
6 https://investor.bridgebio.com/news/news-details/2026/Oral-Infigratinib-Shows-Meaningful-Benefits-Beyond-Growth-Within-52-Weeks-in-Children-with-Achondroplasia-in-the-Phase-3-PROPEL-3-Trial/default.aspx
7 https://cdn.sanity.io/files/fcrea868/production/5e74345c1aaf6a6d0fad7f29253e02727b05948c.pdf
8 https://s205.q4cdn.com/224494602/files/doc_presentations/2026/Oct/24/BBIO-Encaleret-ASN-2026-CALIBRATE-renal-Sayer.pdf
9 https://investor.bridgebio.com/news/news-details/2026/Encaleret-Increased-Bone-Turnover-and-Improved-Participant-Reported-Symptoms-in-the-Phase-3-CALIBRATE-Trial-in-ADH1/default.aspx

•The first participant was dosed in RECLAIM-HP, the registrational Phase 3 study of encaleret in chronic hypoparathyroidism. Topline results from the study are anticipated in early 2028. Chronic hypoparathyroidism affects approximately 200,000 patients in the U.S. and EU and represents a substantial expansion of the encaleret opportunity beyond ADH1. Encaleret is the only oral therapy in development being evaluated to normalize both blood and urine calcium in this population.

BBP-717 – Monoclonal antibody depleter for ATTR-CM:
•BridgeBio nominated BBP-717 as a development candidate. BBP-717 is a next-generation monoclonal antibody designed to deplete amyloid deposits in patients with ATTR-CM. The Company plans to submit an Investigational New Drug (IND) application to the FDA in 2027.
•BBP-717 builds on BridgeBio’s leadership in ATTR-CM and is designed to complement near-complete TTR stabilization by clearing existing amyloid deposits.

Financial Updates:
Cash, Cash Equivalents and Marketable Securities
Cash, cash equivalents and marketable securities totaled $1.5 billion and $587.5 million as of September 30, 2026 and December 31, 2025, respectively.
Total Revenues, Net

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net product revenue	$253,346	$108,111	$656,382	$216,351
License and services revenue	79,314	8,311	89,537	125,441
Royalty revenue	20,511	4,278	45,443	6,106
Total revenues, net	$353,171	$120,700	$791,362	$347,898
Total revenues, net for the three months ended September 30, 2026 were $353.2 million compared to $120.7 million for the same period in 2025. The $232.5 million increase was primarily driven by a $145.2 million increase in Attruby net product revenue, a $71.1 million increase in license and services revenue primarily due to recognition of a $75.0 million sales milestone under the Bayer License Agreement achieved during the third quarter of 2026, and a $16.2 million increase in royalty revenue primarily earned from net product sales of BEYONTTRA in the EU and Japan.
Total revenues, net for the nine months ended September 30, 2026 were $791.4 million compared to $347.9 million for the same period in 2025. The $443.5 million increase was primarily driven by a $440.0 million increase in Attruby net product revenue and a $39.3 million increase in royalty revenue primarily earned from net product sales of BEYONTTRA in the EU and Japan. These increases were partially offset by a $35.8 million decrease in license and services revenue. This decrease was primarily due to recognition of $105.0 million of regulatory milestone-related revenues during the nine months ended September 30, 2025, partially offset by recognition of a $75.0 million sales milestone under the Bayer License Agreement achieved during the third quarter of 2026.
Total Operating Costs and Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Total cost of revenues	$20,450	$6,563	$45,435	$12,855
Research and development	143,506	112,874	419,590	335,536
Selling, general and administrative	200,854	137,621	551,011	373,140
Restructuring, impairment, and related charges	—	8,841	—	10,216
Total operating costs and expenses	$364,810	$265,899	$1,016,036	$731,747

Total operating costs and expenses for the three months ended September 30, 2026 were $364.8 million, compared to $265.9 million for the same period in 2025. The $98.9 million increase was primarily driven by a $63.2 million increase in selling, general and administrative (SG&A) expenses, reflecting continued investment in both the ongoing commercialization of Attruby and the pre-commercial activities for BridgeBio's late-stage product candidates, a $30.6 million increase in research and development (R&D) expenses to support the development of late-stage product candidates, and a $13.9 million increase in total cost of revenues primarily due to higher sales volume of Attruby.
Total operating costs and expenses for the nine months ended September 30, 2026 were $1.0 billion, compared to $731.7 million for the same period in 2025. The $284.3 million increase was primarily driven by a $177.9 million increase in SG&A expenses, reflecting continued investment in both the ongoing commercialization of Attruby and the pre-commercial activities for BridgeBio's late-stage product candidates, an $84.1 million increase in R&D expenses to support the development of late-stage product candidates, and a $32.6 million increase in total cost of revenues primarily due to higher sales volume of Attruby.
Stock-based compensation expenses included in operating costs and expenses for the three months ended September 30, 2026 were $39.9 million, of which $24.6 million, $14.9 million, and $0.4 million were included in SG&A expenses, R&D expenses, and cost of goods sold, respectively. Stock-based compensation expenses included in operating costs and expenses for the same period in 2025 were $35.3 million, of which $21.9 million, $12.3 million, $0.7 million, and $0.4 million were included in SG&A expenses, R&D expenses, restructuring, impairment, and related charges, and cost of goods sold, respectively.
Stock-based compensation expenses included in operating costs and expenses for the nine months ended September 30, 2026 were $117.7 million, of which $73.2 million, $42.5 million, and $2.0 million were included in SG&A expenses, R&D expenses, and cost of goods sold, respectively. Stock-based compensation expenses included in operating costs and expenses for the same period in 2025 were $102.0 million, of which $63.1 million, $37.6 million, $0.7 million, and $0.6 million were included in SG&A expenses, R&D expenses, restructuring, impairment, and related charges, and cost of goods sold, respectively.
Total Other Income (Expense), Net
Total other income (expense), net for the three and nine months ended September 30, 2026, was $(47.6) million and $(157.0) million, respectively, compared to $(41.3) million and $(153.9) million, respectively, for the same periods in 2025.
The increase in total other income (expense), net of $6.3 million for the three months ended September 30, 2026, compared to the same period in 2025 was primarily driven by a $7.8 million decrease in nonrecurring noncash income from an equity method investment recognized in 2025, a $5.9 million increase in noncash interest expense related to deferred royalty obligations, and a $4.2 million decrease in other income resulting from changes in the valuation of the embedded derivative liability component of our deferred royalty obligation. These changes were partially offset by an $8.5 million decrease in net loss from equity method investments and a $6.9 million increase in interest income.

The increase in total other income (expense), net of $3.1 million for the nine months ended September 30, 2026, compared to the same period in 2025 was primarily driven by a $37.0 million increase in noncash interest expense related to deferred royalty obligations, a $7.8 million decrease in nonrecurring noncash income from an equity method investment recognized in 2025, a $4.9 million decrease in net gains on foreign currency transactions, and a $4.0 million decrease in other income resulting from changes in the valuation of the embedded derivative liability component of our deferred royalty obligation. These changes were partially offset by a $21.2 million decrease in loss on extinguishment of debt recognized in the first quarter of 2025, a $19.5 million decrease in net loss from equity method investments, and a $10.5 million increase in interest income.
Net Loss Attributable to Common Stockholders of BridgeBio and Net Loss per Share
For the three and nine months ended September 30, 2026, the Company recorded a net loss attributable to common stockholders of BridgeBio of $83.0 million and $399.3 million, respectively, compared to $182.7 million and $532.1 million, respectively, for the same periods in 2025.
For the three and nine months ended September 30, 2026, the Company reported a net loss per share of $0.42 and $2.04, respectively, compared to $0.95 and $2.79, respectively, for the same periods in 2025.

BRIDGEBIO PHARMA, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$253,346	$108,111	$656,382	$216,351
License and services revenue	79,314	8,311	89,537	125,441
Royalty revenue	20,511	4,278	45,443	6,106
Total revenues, net	353,171	120,700	791,362	347,898
Operating costs and expenses:
Cost of revenues:
Cost of goods sold	12,317	4,028	30,577	8,910
Cost of license, services, and royalty revenue	8,133	2,535	14,858	3,945
Total cost of revenues	20,450	6,563	45,435	12,855
Research and development	143,506	112,874	419,590	335,536
Selling, general and administrative	200,854	137,621	551,011	373,140
Restructuring, impairment, and related charges	—	8,841	—	10,216
Total operating costs and expenses	364,810	265,899	1,016,036	731,747
Loss from operations	(11,639)	(145,199)	(224,674)	(383,849)
Other income (expense), net:
Interest income	13,105	6,239	26,010	15,522
Interest expense	(13,255)	(11,739)	(39,475)	(41,467)
Noncash interest expense on deferred royalty obligations	(42,282)	(36,410)	(123,500)	(86,460)
Net loss from equity method investments	(7,312)	(15,834)	(32,030)	(51,579)
Loss on extinguishment of debt	—	—	—	(21,155)
Other income, net	2,116	16,461	11,956	31,240
Total other expense, net	(47,628)	(41,283)	(157,039)	(153,899)
Loss before income taxes	(59,267)	(186,482)	(381,713)	(537,748)
Provision for (benefit from) income taxes	1,229	(1,545)	1,229	555
Net loss	(60,496)	(184,937)	(382,942)	(538,303)
Net loss attributable to redeemable convertible noncontrolling interests and noncontrolling interests	3,786	2,194	9,973	6,235
Net loss attributable to BridgeBio	(56,710)	(182,743)	(372,969)	(532,068)
Preferred stock dividends and accretion	26,293	—	26,293	—
Net loss attributable to common stockholders of BridgeBio	$(83,003)	$(182,743)	$(399,262)	$(532,068)
Net loss per share attributable to common stockholders of BridgeBio, basic and diluted	$(0.42)	$(0.95)	$(2.04)	$(2.79)
Weighted-average shares used in computing net loss per share attributable to common stockholders of BridgeBio, basic and diluted	196,029,851	191,854,152	195,539,752	190,845,133

	Three Months Ended September 30,		Nine Months Ended September 30,
Stock-based Compensation	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Cost of goods sold	$374	$361	$2,029	$578
Research and development	14,921	12,328	42,504	37,582
Selling, general and administrative	24,562	21,866	73,209	63,077
Restructuring, impairment and related charges	—	709	—	755
Total stock-based compensation	$39,857	$35,264	$117,742	$101,992

BRIDGEBIO PHARMA, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2026	December 31, 2025
	(Unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$1,538,855	$587,482
Accounts receivable, net	375,089	139,444
Inventories	59,718	26,753
Prepaid expenses and other current assets	70,944	44,070
Total current assets	2,044,606	797,749
Equity method investments	47,783	79,972
Property and equipment, net	5,042	5,366
Operating lease right-of-use assets	15,746	8,149
Intangible assets, net	25,923	28,077
Other assets	22,686	16,712
Total assets	$2,161,786	$936,025
Liabilities, Redeemable Convertible Noncontrolling Interests and Stockholders' Deficit
Accounts payable	$88,258	$36,228
Operating lease liabilities, current portion	1,987	6,192
Deferred revenue, current portion	4,744	7,190
2027 Notes, net	548,430	—
Accrued and other current liabilities	333,818	238,361
Total current liabilities	977,237	287,971
Operating lease liabilities, net of current portion	14,645	3,811
Deferred revenue, net of current portion	8,968	13,080
2027 Notes, net	—	547,015
2029 Notes, net	742,437	740,890
2031 Notes, net	566,013	564,565
2033 Notes, net	620,533	—
Deferred royalty obligations, net	884,053	855,030
Other long-term liabilities	1,405	244
Redeemable convertible noncontrolling interests	(1,363)	(570)
Series A preferred stock	942,478	—
Common stock	207	202
Treasury stock, at cost	(580,775)	(323,276)
Additional paid-in capital	2,170,006	2,057,646
Accumulated other comprehensive income (loss)	(95)	12
Accumulated deficit	(4,194,163)	(3,821,194)
Noncontrolling interests	10,200	10,599
Total liabilities, redeemable convertible noncontrolling interests and stockholders' deficit	$2,161,786	$936,025

BRIDGEBIO PHARMA, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2026	2025
	(Unaudited)
Operating activities:
Net loss	$(382,942)	$(538,303)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash interest expense on deferred royalty obligations	123,500	86,460
Stock-based compensation	117,171	98,385
Net loss from equity method investments	32,030	51,579
Change in fair value of the embedded derivative associated with the deferred royalty obligation	(7,098)	(11,062)
Amortization of debt discount and issuance costs	5,670	4,515
Depreciation and amortization	3,308	3,999
Noncash lease expense	4,714	3,443
Loss on extinguishment of debt	—	21,155
Noncash income from an equity method investment	—	(7,769)
Other noncash adjustments, net	2,233	(1,217)
Changes in operating assets and liabilities:
Accounts receivable, net	(235,646)	(111,796)
Inventories	(35,641)	(23,356)
Prepaid expenses and other current assets	(26,872)	(17,527)
Other assets	(5,849)	568
Accounts payable	51,993	9,084
Accrued compensation and benefits	(9,049)	3,212
Accrued research and development liabilities	13,583	347
Operating lease liabilities	(5,494)	(4,757)
Deferred revenue	(6,558)	(9,480)
Other liabilities	48,397	53,030
Net cash used in operating activities	(312,550)	(389,490)
Investing activities:
Purchases of marketable securities	(63,937)	(10,876)
Maturities of marketable securities	76,500	8,000
Proceeds from special cash dividends received from an investment in equity securities	—	2,302
Payment for intangible assets	—	(8,495)
Purchases of property and equipment	(802)	(1,064)
Net cash provided by (used in) investing activities	11,761	(10,133)
Financing activities:
Proceeds from issuance of 2033 Notes	632,500	—
Issuance costs and discounts associated with 2033 Notes	(13,227)	—
Proceeds from issuance of 2031 Notes	—	575,000
Issuance costs and discounts associated with 2031 Notes	—	(12,034)
Repayment of term loans	—	(459,000)
Proceeds from royalty obligation under Royalty Purchase Agreement (as described in Note 9)	—	300,000
Issuance costs associated with royalty obligation under Royalty Purchase Agreement	—	(3,010)
Repayments of deferred royalty obligations	(62,507)	(6,896)
Proceeds from issuance of preferred stock	933,900	—
Issuance costs associated with preferred stock	(1,342)	—
Payment of preferred stock dividends	(2,694)	—
Repurchase of common stock	(252,502)	(48,276)
Proceeds from stock option exercises, net of repurchases	33,712	14,523
Proceeds from common stock issuances under ESPP	9,728	6,414

Repurchase of RSU shares to satisfy tax withholding	(13,431)	(6,796)
Transactions with noncontrolling interests	—	1,550
Net cash provided by financing activities	1,264,137	361,475
Net increase (decrease) in cash, cash equivalents, and restricted cash	963,348	(38,148)
Cash, cash equivalents, and restricted cash at beginning of period	572,140	683,244
Cash, cash equivalents, and restricted cash at end of period	$1,535,488	$645,096

	Nine Months Ended September 30,
	2026	2025
	(Unaudited)
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$43,135	$43,670
Supplemental Disclosures of Noncash Investing and Financing Information:
Accretion of preferred stock	$9,920	$—
Accrued cash dividends on preferred stock	$13,679	$—
Accrual for repurchase of common stock	$4,997	$—
Transfers to noncontrolling interests	$(8,765)	$(4,734)
Reconciliation of Cash, Cash Equivalents and Restricted Cash:
Cash and cash equivalents	$1,533,363	$642,951
Restricted cash — Included in “Prepaid expenses and other current assets”	550	126
Restricted cash — Included in “Other assets”	1,575	2,019
Total cash, cash equivalents and restricted cash at end of periods shown on the condensed consolidated statements of cash flows	$1,535,488	$645,096
Webcast Information
BridgeBio will host a conference call and webcast to discuss third quarter financial results today, October 29, 2026, at 4:30 pm ET. This event can be accessed at https://events.q4inc.com/attendee/463906479 or by visiting the “Events & Presentations” page within the Investors section of the BridgeBio website at investor.bridgebio.com. A replay of the webcast will be available on the BridgeBio website for 30 days following the event.

About Attruby® (acoramidis)
INDICATION
Attruby is a transthyretin stabilizer indicated for the treatment of the cardiomyopathy of wild-type or variant transthyretin-mediated amyloidosis (ATTR-CM) in adults to reduce cardiovascular death and cardiovascular-related hospitalization.

IMPORTANT SAFETY INFORMATION
Adverse Reactions
Diarrhea (11.6% vs 7.6%) and upper abdominal pain (5.5% vs 1.4%) were reported in patients treated with Attruby versus placebo, respectively. The majority of these adverse reactions were mild and resolved without drug discontinuation. Discontinuation rates due to adverse events were similar between patients treated with Attruby versus placebo (9.3% and 8.5%, respectively).

About BridgeBio Pharma, Inc.
BridgeBio exists to develop transformative medicines for genetic conditions. Millions of people worldwide living with genetic conditions lack treatment options, often because drug development for small patient populations can be commercially challenging. We aim to bridge the gap between advancements in genetic science and meaningful medicines for underserved patient populations. Our decentralized, hub-and-spoke model is designed for speed, precision, and scalability. Autonomous and empowered teams focus on individual conditions, while a central hub provides the clinical, regulatory, and commercial capabilities needed to bring innovation to market. For more information, visit bridgebio.com and follow us on LinkedIn, X, Facebook, Instagram, YouTube, and TikTok.

BridgeBio Pharma, Inc. Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “remains,” “seeks,” “should,” “will,” and variations of such words or similar expressions. BridgeBio intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, including express and implied statements relating to the continued commercial success and market potential of Attruby/Beyonttra (acoramidis); the Company’s expectations regarding timing of regulatory submissions and target action dates, approvals and commercial launches in the U.S. and Europe, including for BBP-418 for LGMD2I/R9, encaleret for ADH1, and oral infigratinib for achondroplasia; the Company’s expectations regarding the timing and outcome of pre-commercial activities, including activities designed to support three potential launches; the timing of the Company’s clinical trials, milestones and expected updates for its various programs and pipeline; the safety and the potential benefits of the Company’s product and product candidates; the Company’s anticipated presentations of data; and the Company’s belief that its cash, cash equivalents and marketable securities will enable the Company to fund its three potential launches and expansion indications across its pipeline. Such statements reflect the Company’s current views about the Company’s plans, intentions, expectations and strategies, which are based on the information currently available to it and on assumptions the Company has made. Although the Company believes that its plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, initial and ongoing data from the Company’s preclinical studies and clinical trials not being indicative of final data, the potential size of the target patient populations the Company’s product candidates are designed to treat not being as large as anticipated, the design and success of ongoing and planned clinical trials, future regulatory filings, approvals and/or sales, despite having ongoing and future interactions with the FDA or other regulatory agencies to discuss potential paths to registration for the Company’s product candidates, the FDA or such other regulatory agencies not agreeing with the Company’s regulatory approval strategies, components of the Company’s filings, such as clinical trial designs, conduct and methodologies, or the sufficiency of data submitted, the Company’s pre-commercial activities, commercial launches or operational execution not occurring on anticipated timelines or not supporting planned launches as expected, real-world experience with Attruby/Beyonttra not being consistent with observed biochemical differentiation or not translating into differentiated clinical, commercial or market outcomes, the continuing success of the Company’s collaborations, the Company’s ability to obtain additional funding, including through less dilutive sources of capital than equity financings, potential volatility in the Company’s share price, the Company’s share repurchase program being modified, suspended or discontinued, or share repurchases not delivering the anticipated benefits or proving to be a more attractive use of capital than other alternatives, the impacts of current macroeconomic and geopolitical events, including changing conditions from hostilities in Ukraine and the Middle East, increasing rates of inflation and changing interest rates, on business operations and expectations, as well as those risks set forth in the Risk Factors section of the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and the Company’s other filings with the U.S. Securities and Exchange Commission. Moreover, the Company operates in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of the Company’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, BridgeBio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BridgeBio Media Contact:
Kaitlyn Reilly, Director, Communications
contact@bridgebio.com
(650)-789-8220
BridgeBio Investor Contact:
BridgeBio Investor Relations
ir@bridgebio.com